EXHIBIT 10(e)(31)

2018 Executive Long-Term Incentive Program (“2018 E-LTIP”)

Under the 2018 E-LTIP, executive officers of the Company are eligible to receive shares based on (i)
satisfying certain performance measures established by the Compensation Committee of the Board of Directors (performance shares) for 50% of the award (ii) improved stock price performance (stock options) for 25% of the award and (iii) continued service only (restricted stock units) for the remaining 25% of the award.

The 2018 E-LTIP performance measures and corresponding weightings provided below apply to the 2018 performance year only. The 2019 and 2020 performance measures and goals will be determined at a later date consistent with the anticipated Fujifilm transactions.

(i) (33.3%) CAGR1 Revenue Growth: Revenue growth adjusted annually to exclude the impact of changes in the translation of foreign currencies into U.S. dollars.

(ii) (33.3%) Free Cash Flow: Net Cash provided by (used for) Operating Activities of Continuing Operations, less capital expenditures (inclusive of internal use software), both as reported in the Company’s audited consolidated financial statements, as adjusted annually for the following items:

1)
Costs related to acquisition, separation or divestiture to the extent any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied;

2)	Cash impacts from the following:

•
Items individually identified within Other Expenses, net, (except for interest, currency and asset sales) and to the extent the amount is greater than $10 million pre-tax. If any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied, then such item will also warrant adjustment;

•	Gains/(losses) from the settlement of tax audits or changes in enacted tax law (to the extent the amount is greater than $10 million pre-tax);

•	Gains/(losses) resulting from acts of war, terrorism or natural disasters (to the extent the amount is greater than $10 million pre-tax);

3)	Cash payments for restructurings in excess of or less than the amount reported as current restructuring reserves in the preceding year’s Annual Report;

4)	Pension contributions in excess of or less than the planned amounts for each year;

5)	Impact of changes in receivables factoring programs as compared to total amount factored at December 31, 2017 ($161 million).

(iii) (33.3%) Relative Total Shareholder Return: Total Shareholder Return (TSR) is stock price appreciation plus dividends paid over the performance period. Relative TSR will be determined by ranking Xerox and Peer Companies from highest to lowest according to their respective TSRs. Payout for this portion of the Performance Share Units will be determined based on Xerox’s percentile relative to the Peer Group performance.

CAGR1 Revenue Growth and Free Cash Flow will be adjusted for:

1)	Impacts of any individual acquisition in excess of $500 million purchase price;

2)	Impacts of a divestiture with revenue equal to or greater than $100 million;

3)	Effects of a change in accounting principle as identified within the Company’s consolidated financial statements or MD&A.
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1 CAGR = Compounded Annual Growth Rate.

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